Exhibit 10.8

EXECUTION VERSION

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT (“Amendment”) to the Employment Agreement by and between McGraw-Hill Global Education Holdings, LLC, a Delaware limited liability company (as assignee to McGraw-Hill Education, Inc., a Delaware corporation) (the “Company”), and Lloyd G. Waterhouse (the “Executive”), dated as of June 6, 2012, and amended as of May 15, 2013 (the “Employment Agreement”), is made by and between the Executive and the Company, effective as of this 5th day of December, 2013 (the “Amendment Effective Date”).

WHEREAS, the Executive has been employed by the Company pursuant to the terms of the Employment Agreement;

WHEREAS, the Company and the Executive have determined that it is in the Company’s and the Executive’s best interests to extend the term of the Executive’s employment with the Company; and

WHEREAS, the parties desire to amend the Employment Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree to amend the Employment Agreement, effective as of the Amendment Effective Date, as follows:

1.	Section 1(a) of the Employment Agreement is hereby amended by replacing the last sentence thereof in its entirety with the following:

“From May 15, 2013, through the expiration of the Term, the Executive shall have the duties, responsibilities and authority commensurate with his position and shall also assist in identifying, recruiting and transitioning to his successor.”

2.	Section 2 of the Employment Agreement is hereby amended by replacing the first sentence of Section 2 in its entirety with the following:

“2. Term of Employment. The Executive’s employment under this Agreement shall commence on June 13, 2012 (the “Effective Date”) and shall terminate on the earlier of April 30, 2014 or the commencement of employment of his successor as chief executive officer subject to earlier termination of the Executive’s employment under this Agreement.”

3.	A new Section 3(b)(3) is hereby added to the Employment Agreement as follows:

“(3) For the 2014 calendar year, the Executive shall have the opportunity to earn an annual incentive bonus equal to 100% of his Base Salary based on his achievement of the performance goals and objectives specified for

2014 on the attached Annex D, which amount shall be prorated by the number of days that the Executive is employed by the Company in 2014 over 365. The goals set forth on Annex D have been established and approved by the Board and the Executive’s success in achieving such goals shall be determined reasonably and in good faith by the Board. This bonus shall be payable as a cash lump sum as soon as practicable following the Board’s determination of the extent the performance goals have been achieved, but in no event later than March 15, 2015, subject to the Executive not terminating his employment voluntarily without Good Reason or being terminated by the Company for Cause prior to the end of the Term.”

4.	Section 3(e) of the Employment Agreement is hereby amended by adding the following sentence to the end thereof:

“The Executive shall be reimbursed for reasonable first-class travel and other related expenses for his spouse to visit him in New York or join him on a business trip once per month.”

5.	The language that was added to the end of Section 4(b)(i) of the Employment Agreement by the amendment effective as of May 15, 2013 is replaced in its entirety with the following:

“Pursuant to the second sentence of this Section 4(b)(i), upon termination of the Executive’s employment at the expiration of the Term:

(A)	the Executive shall be entitled to receive a lump sum payment of two (2) times his Base Salary on the sixtieth (60th) day following his termination of employment; it being understood, however, that if the Executive’s employment terminates earlier as a result of a termination without Cause by the Company or by the Executive for Good Reason (as contemplated by clause (A) or (B) of the first sentence of this Section 4(b)(i)) then Executive shall also receive such lump sum payment; and

(B)	the Company shall cause Holdings not to exercise its repurchase rights under Section 4.1 of the Stockholders’ Agreement (as defined in the Equity Plan) or Section 6 of the Option Grant Certificate with respect to the Executive’s Co-Investment or vested Option.”

6.	Section 4(e) of the Employment Agreement is hereby amended by replacing the last three sentences thereof with the following:

“Following the Term, if requested by the Company and agreed to by the Executive, the Executive shall continue to serve on the Board and/or provide advisory assistance to the Company on a part-time basis (but not in any event at a level that would not result in a “separation from service” under Code Section 409A). Any such services following the Term shall be pursuant to a separate agreement which shall provide that Executive shall receive benefits and compensation comparable to that received by other outside directors.”

7.	Within thirty (30) days of presentation of appropriate documentation, the Company shall pay all reasonable and documented legal fees and related expenses incurred in connection with the drafting, negotiation and execution of this Amendment and other related documents, subject to a maximum cap of $20,000 in the aggregate.

8.	The Employment Agreement shall remain unchanged and in full force and effect other than as provided in this Amendment. However, to the extent that any of the provisions of this Amendment are inconsistent with the Employment Agreement, the provisions contained in this Amendment shall govern.

9.	This Amendment may be executed in counterparts, each one of which shall be deemed an original and all of which together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

MCGRAW-HILL GLOBAL EDUCATION HOLDINGS, LLC

By:
Name:
Title:

/s/ Lloyd G. Waterhouse
LLOYD G. WATERHOUSE

ANNEX D

1.	Provide leadership to the Company for the remainder of the Term.

2.	Continue to support and mentor the senior executive team.

3.	Provide leadership and personal assistance as needed to complete transactions, if advantageous to the Company to do so, of Area9, Engrade and Professional.

4.	Assist in transition to the Company’s new CEO.

5.	Continue to work within the industry to represent and promote the Company.